                                                                     Exhibit 5.2

                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT dated _______, 1998 between Strong Schafer Value Fund, Inc., a Maryland corporation (the "Fund"), and Strong Schafer Capital Management, L.L.C. (the "Adviser").

                                    RECITALS

     A. The Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and authorized to issue its shares of capital stock, $.10 par value (the "Shares");

     B. The Fund desires to retain the Adviser to render the services described herein for the Fund and the Adviser is willing to so render such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2.   DUTIES OF ADVISER.

          (a) Subject to the general supervision of the Board of Directors of the Fund, the Adviser shall manage the operations of the Fund and provide the additional services and facilities hereinafter described. In this regard, the Adviser shall

          (i) provide supervision of the Fund's assets, furnish a continuous investment program, determine from time to time what investments or securities will be purchased, retained or sold by it and what portion of its assets will be invested or held uninvested as cash, and, subject to paragraph 3, place or arrange for the placement of orders for the purchase and sale of securities for the account of the Fund with brokers or dealers selected by or under the supervision of the Adviser; and

          (ii) furnish office space, office facilities, equipment, personnel (other than the services of directors of the Fund who are not interested persons of the Adviser), and clerical, bookkeeping and administrative services for managing the Fund, except such services as are provided by a custodian or transfer, dividend disbursing or shareholder servicing agent or fund accounting services agent of the Fund.


          (b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder, the Adviser shall not be liable to the Fund or to any of its shareholders or to any creditor of the Fund for any error of judgment, act or omission or for any loss that may be sustained by the Fund.

          (c) The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request.

          3. Brokerage. In placing orders for the purchase or sale of securities for the account of the Fund the Adviser is authorized, to the fullest extent now and hereafter permitted by law, to cause the Fund to pay a member of a securities exchange, broker, or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker, or dealer, viewed in terms either of that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which the Adviser exercises investment discretion (within the meaning of Section 3(a)(35) of the Securities Exchange Act of 1934).

          4. Expenses. The Adviser shall bear the expenses incurred by it in the performance of its duties hereunder without reimbursement from the Fund. In addition to the compensation payable to the Adviser hereunder, the Fund will pay all other expenses of its operations including, without limitation, (i) interest, taxes and any governmental filing fees; (ii) brokerage commissions and other costs incurred in connection with the purchase or sale of securities;
(iii) compensation and expenses of its directors, other than those who are interested persons of the Adviser; (iv) legal and audit expenses; (v) the fees and expenses of the Fund's custodian and transfer, dividend disbursing and shareholder servicing agent and fund accounting services agent; (vi) expenses relating to the repurchase or redemption of Shares; (vii) expenses of servicing shareholder accounts; (viii) fees and expenses related to the registration and qualification of the Fund and its Shares under Federal and state securities laws; (ix) expenses of printing and mailing reports, notices and proxy material to shareholders and the expenses incidental to meetings of shareholders; (x) insurance premiums for fidelity and other insurance coverage; (xi) the expenses of preparing prospectuses and statements of additional information and of printing and distributing them to existing shareholders; (xii) expenses incurred pursuant to any plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act and (xiii) any nonrecurring expenses, including actions, suits or proceedings to which the Fund is a party and any obligation which the Fund may incur to indemnify others. Notwithstanding the foregoing provisions, the Adviser agrees to reimburse the Fund in any amount necessary to prevent the annual expenses of the Fund from exceeding in any year the most restrictive annual expense limitation imposed by any state in which the Shares of the Fund are qualified for sale.

     5. COMPENSATION. For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser a fee, payable in monthly installments, equal to 1% per annum of the average daily net asset value of the Fund. For purposes of computing the fees payable hereunder, the net asset value of the Fund shall be determined in the same manner as for the purchase and redemption of Fund shares as described in the current Prospectus. Such fee shall be prorated for any monthly period in which this Agreement is not in effect for the entire period.

     6.   STATUS OF ADVISER; SERVICES NOT EXCLUSIVE.

     (a) The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, directors, officers or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

         (b) The services of the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.


          7. DURATION AND TERMINATION. This Agreement shall become effective on the date hereof and shall continue in effect, unless sooner terminated as provided herein, until the second anniversary of its effective date. Thereafter, this Agreement shall continue in effect automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding Shares of the Fund. Notwithstanding the foregoing provisions, (i) the continuance of this Agreement for the two-year period referred to in the first sentence of this paragraph 7 is, in addition to the requirements set forth above, subject to the approval of this Agreement by the holders of a majority of the outstanding Shares of the Fund on or before the effective date of this Agreement, and (ii) this Agreement may be terminated at any time, without the payment of any penalty, (x) by the Fund's Board of Directors or by vote of the holders of a majority of the outstanding Shares of the Fund on 60 days' written notice to the Adviser, or (y) by the Adviser on 60 days' written notice to the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

         8. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of the holders of a majority of the outstanding Shares of the Fund.

           9. NAME OF FUND. The parties agree that the Fund may use the respective names "Strong" and "Schafer", and any logos or service marks which the Adviser may furnish, only so long as (i) this Agreement remains in effect and (ii) the Adviser has the right to use such respective names (including under Section 1.2 of the Adviser's Limited Liability Company Agreement dated as of September 7, 1997), and that any such use shall be royalty free. Upon termination of this Agreement or the Adviser notifies the Fund that it ceases to have the right to use either of such names, the Fund shall promptly discontinue the use of the name or names that it ceases to have the right to use and any such related logos or service marks at the request of the Adviser. The Fund acknowledges that (i) it has no proprietary or exclusive rights in the respective names "Strong" or "Schafer", or any logo or service mark furnished by the Adviser, and (ii) the Adviser reserves to itself the right to grant the nonexclusive right to use any such name and any such logo or service mark to other persons (including other investment companies), subject to the Adviser's rights with respect to such names.

          10. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. The term "interested person" is used herein as defined in the 1940 Act, and the term "majority of the outstanding Shares" is used herein as defined in the 1940 Act with respect to voting securities. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to the last sentence of paragraph 7).

                                 STRONG SCHAFER VALUE FUND, INC.


                                 By:
                                    -------------------------------------------


                                  STRONG SCHAFER CAPITAL
                                    MANAGEMENT, L.L.C.


                                 By: SCHAFER CAPITAL MANAGEMENT, INC.,
                                        its Managing Member


                                 By:
                                     -------------------------------------------
                                     David K. Schafer
                                     President